EXHIBIT 23.0
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Enzon Pharmaceuticals, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-101898, 333-64110, 333-18051, 333-121468, 333-140282, 333-134453, and 333-132467) on Form S-8 and in the registration statement (No. 333-137723) on Form S-3 of Enzon Pharmaceuticals, Inc. of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Enzon Pharmaceuticals, Inc. and subsidiaries as of December 31, 2007 and December 31, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2007, the six months ended December 31, 2005 and the fiscal year ended June 30, 2005, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Enzon Pharmaceuticals, Inc. Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” as of July 1, 2005.
/s/ KPMG LLP
Short Hills, New Jersey
February 29, 2008